REPORT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

To the Shareholders and Board of Trustees of Morgan Stanley Variable Investment Series:

In planning and performing our audits of the financial statements of Morgan Stanley Variable Investment Series (the Fund), comprising Money Market Portfolio, Limited Duration Portfolio, Quality Income Plus Portfolio, High Yield Portfolio, Utilities Portfolio, Income Builder Portfolio, Dividend Growth Portfolio, Global Dividend Growth Portfolio, European Equity Portfolio (formerly European Growth Portfolio), Equity Portfolio, S&P 500 Index Portfolio, Global Advantage Portfolio, Aggressive Equity Portfolio, Information Portfolio, and Strategist Portfolio
(the Portfolios) for the year ended December 31, 2004 (on which we have issued our report dated February 22, 2005), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form NSAR, and not to provide assurance on the Funds internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entitys objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.

Our consideration of the Funds internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards of the Public Company Accounting Oversight Board (United States). A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Funds internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2004.

This report is intended solely for the information and use of management, the Shareholders and Board of Trustees of Morgan Stanley Variable Investment Series, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



Deloitte & Touche LLP
New York, New York
February 22, 2005